EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2009, with respect to the consolidated financial statements and schedule included in the Annual Report of Rock of Ages Corporation on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Rock of Ages Corporation on Form S-8 (File No. 333-45617, effective February 5, 1998 and File No. 333-128474, effective September 21, 2005).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 31, 2009